Exhibit 99.1
GLOBAL CLINICAL DEVELOPMENT
COMPANY CONTACTS:

John Lewis	Kathy Waller
Director—Marketing and Public Relations	Financial Relations Board
(703) 464-6338	(312) 640-6696
FOR IMMEDIATE RELEASE
TUESDAY, JUNE 5, 2007
PRA INTERNATIONAL NAMES LINDA BADDOUR CFO
RESTON, Va., June 5, 2007 — PRA International (NASDAQ: PRAI), a leading clinical research organization, today announced the appointment of Linda Baddour as executive vice president and chief financial officer (CFO). Ms. Baddour replaces Matt Bond who resigned to pursue other opportunities.
“We are very excited to have Linda join us,” said Terrance J. Bieker, chief executive officer of PRA. “She has the financial acumen and the proven track record we need to take PRA to the next level. This includes experience managing the financial systems of a fast-growing global firm, evaluating and integrating acquisitions and working well with investors. She has a background in our industry, having worked her way up to the CFO position for a leading, global contract research organization. We are looking forward to the perspective Linda offers and the contributions she will make.
“We appreciate the contribution Matt made during his six years with PRA,” Mr. Bieker continued. “He played a key role in taking PRA public and ensuring we had sound financial systems throughout the organization — a significant achievement in light of our acquisition program. Matt has our best wishes for the next stage of his career.”
Ms. Baddour joins PRA International from Pharmaceutical Product Development, Inc. (PPD), where she most recently served as CFO. She earlier held the positions of vice president and chief accounting officer, as well as corporate controller for this global contract research organization. Ms. Baddour earned her M.B.A. and Bachelor of Science degree in accounting from the University of North Carolina at Wilmington.
“PRA International provides me with the opportunity to contribute to the success of a dynamic, global clinical research organization with a dedicated, hands-on senior management team with ambitious but achievable plans for growth,” Ms. Baddour said. “I am excited to join the company as it continues to strengthen its collaborative culture both internally and, most importantly, with its well-established client base.”
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World Headquarters
12120 Sunset Hills Road, Suite 600 ■ Reston, Virginia 20190 USA
Tel: +1 703 464-6300 ■ Fax: +1 703 464-6301
WWW.PRAINTERNATIONAL.COM

PRA International, Inc.
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During her tenure as PPD’s CFO, the company reported 25 consecutive quarters of financial results in line with guidance, greater than 20 percent revenue growth and industry-leading margins. In addition to her finance duties, Ms. Baddour has managed the groups responsible for mergers and acquisitions, facilities, procurement, contracts and proposals and information technology.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements that are subject to risks and uncertainties relating to PRA International’s future financial and business performance, as well as any other predictive statements that depend on future events or conditions, or that include words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “may,” “will,” “estimate” or similar expressions of futurity. You should not place undue reliance on any forward-looking statements, which represent the company’s statements only as of the date of this news release and are not intended to give any assurance as to actual future events. Factors that might cause future events to differ include: operational and personnel challenges that could result from management changes; the ability to execute our strategy during management transitions; the ongoing need for early and late phase drug development services; project cancellations and timing issues; our ability to attract and retain qualified personnel; our ability to continue providing our services effectively, including the quality or accuracy of the data or reports provided and our ability to meet agreed-upon schedules; the ability and willingness of our clients to continue to spend on research and development at rates comparable to or greater than historical levels; trends or events affecting the CRO industry and the demand for CRO services; government regulation, including regulatory standards applicable to CRO services; evolving industry standards and technological changes; and general business and economic conditions. Events relating to PRA International could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions company management believes to be reasonable based upon available information, they are subject to the foregoing risks and uncertainties as well as those described more fully in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K. This document can be accessed in the SEC’s EDGAR database found at http://www.sec.gov. Please note that PRA International assumes no obligation to update any of the forward-looking statements in this release, except as required by applicable securities laws.
About PRA International
PRA International is one of the world’s leading global clinical development organizations, with over 2,700 employees working from offices in North America, Europe, South America, Africa, Australia, and Asia. PRA delivers services to its clients through a unique approach called Project Assurance®, which represents the company’s commitment to reliable service delivery, program-level therapeutic expertise, easy, global access to knowledge, and involved senior management.
To learn more about PRA International, please visit www.prainternational.com or call our World Headquarters at +1 (703) 464-6300.
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